Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 6th day of May, 2024, by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”), and PROTAGONIST THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of March 6, 2017 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of January 31, 2019, and that certain Second Amendment to Lease dated as of July 2, 2021 (the “Second Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at the Project (as defined in the Existing Lease);
B.WHEREAS, the Project contains several buildings, including (without limitation) (i) the building located at 7575 Gateway Boulevard, Newark, California (“Building 3”), (ii) the building located at 7707 Gateway Boulevard, Newark, California (“Building 5”), and (iii) the building located at 7999 Gateway Boulevard, Newark, California (“Building 7”);
C.WHEREAS, the Existing Premises consists of (i) approximately 15,686 square feet of Rentable Area on the first (1st) floor of Building 5 (as more particularly described on Exhibit A-1 attached hereto, the “Building 5 FL-1 Lab Premises”), (ii) approximately 6,012 square feet of Rentable Area on the first (1st) floor of Building 5 (as more particularly described on Exhibit A-2 attached hereto, the “Building 5 FL-1 Office Premises”) (with the Building 5 FL-1 Lab Premises and the Building 5 FL-1 Office Premises collectively referred to herein as the “Building 5 FL-1 Premises”), (iii) approximately 21,179 square feet of Rentable Area on the second (2nd) floor of Building 5 (as more particularly described on Exhibit A-3 attached hereto, the “Building 5 FL-2 Premises”), and (iv) approximately 15,012 square feet of Rentable Area on the first (1st) floor of Building 7 (as more particularly described on Exhibit A-4 attached hereto, the “Building 7 Premises”);
D.WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, that certain space containing approximately 17,698 square feet of Rentable Area on the first (1st) floor of Building 3 (as more particularly described on Exhibit A-5 attached hereto, the “Building 3 Premises”); and
E.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Building 3 Premises.  Effective as of the Building 3 Premises Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Building 3 Premises.

2.1Building 3 Premises Term Commencement Date.  The Term with respect to the Building 3 Premises shall commence on the date (the “Building 3 Premises Term Commencement Date”) that is the later of (a) July 1, 2024, and (b) the date that the Building 3 Premises Tenant Improvements (as defined in the Work Letter) are Substantially Complete (as defined in the Work Letter), and shall expire on the date that is 65 months after the Building 3 Premises Term Commencement Date (the “Building 3 Premises Term Expiration Date”).

2.2 Building 3 Premises Early Access Period.  During the thirty (30) day period immediately preceding the Building 3 Premises Term Commencement Date (the “Early Access Period”), Landlord shall permit Tenant to access the Building 3 Premises for the sole purpose of installing Tenant’s furniture, fixtures and equipment (including IT systems and equipment) and otherwise preparing the Building 3 Premises for Tenant’s use; provided, however, that Tenant shall not be permitted to access the Building 3 Premises in a manner that delays Landlord’s completion of the Building 3 Premises Tenant Improvements.  Tenant’s access of the Building 3 Premises during the Early Access Period shall be subject to all of the terms, conditions and provisions of the Lease; provided, however, Tenant’s obligations with respect to Base Rent, Operating Expenses, the Property Management Fee and utilities, in each case with respect to the Building 3 Premises only, shall not commence until the Building 3 Premises Term Commencement Date.  Prior to any entry onto the Building 3 Premises, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that all insurance coverages required under the Lease are in effect with respect to the Building 3 Premises.

2.3Condition of Building 3 Premises.  Tenant acknowledges that (a) it is fully familiar with the condition of the Building 3 Premises existing as of the date of this Amendment and, notwithstanding anything to the contrary in the Lease, subject to Landlord’s obligation to complete the Building 3 Premises Tenant Improvements in accordance with Section 8 of this Amendment and the Work Letter, agrees to take the same in its condition “as is” as of the Building 3 Premises Term Commencement Date, (b) neither Landlord nor any agent of Landlord has made (and neither Landlord nor any agent of Landlord hereby makes) any representation or warranty of any kind whatsoever, express or implied, regarding the Building 3 Premises, including (without limitation) any representation or warranty with respect to the condition of the Building 3 Premises or with respect to the suitability of the Building 3 Premises for the conduct of Tenant’s business and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Building 3 Premises for Tenant’s occupancy or to pay for any improvements to the Building 3 Premises, except with respect to the Building 3 Premises Tenant Improvements and the TI Allowance (as defined below).

2.4CASp.  The Building 3 Premises have not undergone inspection by a CASp.  Even if not required by California law, the Building 3 Premises may be inspected by a CASp to determine whether the Building 3 Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection.  If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp.  A Certified Access Specialist can inspect the Building 3 Premises and determine whether the Building 3 Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Building 3 Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Building 3 Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Building 3 Premises.

2.5Base Rent for Building 3 Premises.  Commencing as of the Building 3 Premises Term Commencement Date, Base Rent for the Building 3 Premises shall equal $3.00 per square foot of Rentable

Area (of the Building 3 Premises) per month (i.e., $53,094.00 per month).  Base Rent for the Building 3 Premises shall be subject to an annual upward adjustment of 3.5% of the then-current Base Rent for the Building 3 Premises.  The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Building 3 Premises Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect.

2.6Acknowledgement.  Landlord and Tenant shall execute and deliver to one another written acknowledgment of the actual Building 3 Premises Term Commencement Date and Building 3 Premises Term Expiration Date within ten (10) days after Tenant takes occupancy of the Building 3 Premises, in the form attached as Exhibit B hereto.  Failure to execute and deliver such acknowledgment, however, shall not affect the Building 3 Premises Term Commencement Date, the Building 3 Premises Term Expiration Date or Landlord’s or Tenant’s liability hereunder.  Failure by Tenant to obtain any governmental licensing or similar governmental approval pertaining to Tenant’s operations of its business required for the Permitted Use in the Building 3 Premises shall not serve to extend the Building 3 Premises Term Commencement Date.

3.Building 7 Premises.  The Term with respect to the Building 7 Premises shall expire on May 31, 2024, pursuant to the terms, conditions and provisions of the Existing Lease; provided, however, if the Building 3 Premises Term Commencement Date has not occurred on or before May 31, 2024, then the Term of the Lease with respect to the Building 7 Premises shall be automatically extended until, and the Term Expiration Date with respect to the Building 7 Premises shall be automatically amended to mean, the day immediately preceding the Building 3 Premises Term Commencement Date (with the final day of the Term with respect to the Building 7 Premises being referred to herein as the “Building 7 Premises Term Expiration Date”).  The period commencing on June 1, 2024 and ending on the Building 7 Premises Term Expiration Date (if any), shall be referred to herein as the “Building 7 Premises Extension Term.”

During the thirty (30) day period immediately following the Building 7 Premises Term Expiration Date (the “Transition Period”), Tenant shall be permitted to access and enter upon the Building 7 Premises.  Tenant’s access to, and entry upon, the Building 7 Premises during the Transition Period shall be subject to all of the terms, conditions and provisions of the Lease; provided, however, during the Transition Period (a) Tenant shall have no obligation to pay Base Rent, Operating Expenses, the Property Management Fee or any holdover charges with respect to the Building 7 Premises, and (b) Tenant shall only be permitted to access and enter upon the Building 7 Premises for purposes of removing Tenant’s personal property and completing Tenant’s surrender obligations under the Lease with respect to the Building 7 Premises.  In the event that Tenant fails to surrender the Building 7 Premises to Landlord in accordance with all of the terms, conditions and provisions of the Lease on or before the last day of the Transition Period, Tenant shall be in holdover of the Building 7 Premises without Landlord’s consent, and subject to the terms, conditions and provisions of Section 27.2 of the Original Lease.

3.1Condition of Building 7 Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Building 7 Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Building 7 Premises Extension Term (if any), and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Building 7 Premises for Tenant’s continued occupancy or to pay for any improvements to the Building 7 Premises.

3.2Base Rent for Building 7 Premises.  Commencing as of the first (1st) day of the Building 7 Premises Extension Term (if any), Base Rent for the Building 7 Premises shall equal $54,915.09 per month.  Base Rent for the Building 7 Premises shall be subject to an annual upward adjustment of 3.5% of the then-current Base Rent for the Building 7 Premises.  The first such adjustment (if any) shall become effective commencing on June 1, 2025, and subsequent adjustments shall become effective on every successive annual anniversary (if any) of June 1 during the Building 7 Premises Extension Term.

4.Building 5 FL-1 Premises.  The Term of the Lease with respect to the Building 5 FL-1 Premises is hereby extended until, and the Term Expiration Date with respect to the Building 5 FL-1 Premises is hereby amended to mean, the Building 3 Premises Term Expiration Date.  The period commencing on June 1, 2024 and ending on the Building 3 Premises Term Expiration Date shall be referred to herein as the “Building 5 FL-1 Premises Extension Term.”

4.1Condition of Building 5 FL-1 Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Building 5 FL-1 Premises and, notwithstanding anything contained in the Lease to the contrary, subject to Landlord’s obligation to complete the Building 5 FL-1 Lab Premises Tenant Improvements and the Building 5 FL-1 Office Premises Tenant Improvements (as such terms are defined in the Work Letter) in accordance with Section 8 of this Amendment and the Work Letter, agrees to take the same in its condition “as is” as of the first day of the Building 5 FL-1 Premises Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Building 5 FL-1 Premises for Tenant’s continued occupancy or to pay for any improvements to the Building 5 FL-1 Premises, except with respect to the TI Allowance, the Building 5 FL-1 Lab Premises Tenant Improvements and the Building 5 FL-1 Office Premises Tenant Improvements.

4.2Base Rent for Building 5 FL-1 Premises.  Commencing as of June 1, 2024, Base Rent for the Building 5 FL-1 Premises shall equal $3.25 per square foot of Rentable Area (of the Building 5 FL-1 Premises) per month (i.e., $70,518.50 per month).  Base Rent for the Building 5 FL-1 Premises shall be subject to an annual upward adjustment of 3.5% of the then-current Base Rent for the Building 5 FL-1 Premises.  The first such adjustment shall become effective June 1, 2025, and subsequent adjustments shall become effective on every successive annual anniversary of June 1 for so long as the Lease continues in effect.

4.3Building 5 FL-1 Office Premises (Rent Abatement).  Tenant shall not be required to pay Base Rent, Operating Expenses, the Property Management Fee and utilities, in each case with respect to the Building 5 FL-1 Office Premises only, during the period commencing on June 1, 2024 and ending on the date that is the earlier of (a) January 31, 2025, and (b) the date that the Building 5- FL-1 Office Premises Tenant Improvements (as defined in the Work Letter) are Substantially Complete (as defined in the Work Letter).

5.Building 5 FL-2 Premises.  The Term of the Lease with respect to the Building 5 FL-2 Premises is hereby extended until, and the Term Expiration Date with respect to the Building 5 FL-2 Premises is hereby amended to mean, the Building 3 Premises Term Expiration Date.  The period commencing on June 1, 2024 and ending on the Building 3 Premises Term Expiration Date shall be referred to herein as the “Building 5 FL-2 Premises Extension Term.”

5.1Condition of Building 5 FL-2 Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Building 5 FL-2 Premises and, notwithstanding anything contained in the Lease to the contrary, subject to Landlord’s obligation to complete the Building 5 FL-2 Premises Tenant Improvements (as defined in the Work Letter) in accordance with Section 8 of this Amendment and the Work Letter, agrees to take the same in its condition “as is” as of the first day of the Building 5 FL-2 Premises Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Building 5 FL-2 Premises for Tenant’s continued occupancy or to pay for any improvements to the Building 5 FL-2 Premises, except with respect to the TI Allowance and the Building 5 FL-2 Premises Tenant Improvements.

5.2Base Rent for Building 5 FL-2 Premises.  Commencing as of June 1, 2024, Base Rent for the Building 5 FL-2 Premises shall equal $4.25 per square foot of Rentable Area (of the Building 5 FL-2 Premises) per month (i.e., $90,010.75 per month).  Base Rent for the Building 5 FL-2 Premises shall be subject to an annual upward adjustment of 3.5% of the then-current Base Rent for the Building 5 FL-2 Premises.  The first such adjustment shall become effective June 1, 2025, and subsequent adjustments shall become effective on every successive annual anniversary of June 1 for so long as the Lease continues in effect.

6.Base Rent Abatement.  So long as no monetary or material non-monetary Default (beyond any applicable notice and cure period) by Tenant has occurred after the date of this Amendment, Tenant shall not be required to pay Base Rent (with respect to the entire then-current Premises) for the period commencing on January 1, 2025 and ending on May 31, 2025 (such period, the “Free Rent Period”).  During the Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under the Lease, including all Additional Rent with respect to the entire then-current Premises (except as otherwise set forth in Section 4.3) such as Operating Expenses, the Property Management Fee (which shall be calculated as if the Free Rent Period was not in effect), and costs of utilities.  Upon the occurrence of any monetary or material non-monetary Default (beyond any applicable notice and cure period), the Free Rent Period shall immediately expire, and Tenant shall no longer be entitled to any further abatement of Base Rent pursuant to this Section.  In the event of any Default that results in termination of the Lease, then, as part of the recovery to which Landlord is entitled pursuant to the Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to the Lease (including Article 31 of the Original Lease), at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Base Rent that Tenant would have paid had the Free Rent Period not been in effect.
7.Tenant’s Pro Rata Share.  Effective as of the Building 3 Premises Term Commencement Date, (a) the term “Premises,” as used in the Lease, shall mean and refer to the Building 5 FL-1 Premises, the Building 5 FL-2 Premises and the Building 3 Premises, (b) the term “Building” as used in the Lease shall mean Building 5 and/or Building 3, as the context may require, and (c) the chart in Section 2.2 of the Original Lease is hereby deleted in its entirety and replaced with the following:

Definition or Provision	Means the Following
Approximate Rentable Area of Building 5 FL-1 Lab Premises	15,686 square feet
Approximate Rentable Area of Building 5 FL-1 Office Premises	6,012 square feet
Approximate Rentable Area of Building 5 FL-2 Premises	21,179 square feet
Approximate Rentable Area of Building 3 Premises	17,698 square feet
Approximate Rentable Area of Building 5	148,848 square feet
Approximate Rentable Area of Building 3	151,648 square feet
Approximate Rentable Area of North Campus	1,021,681 square feet
Approximate Rentable Area of Project	1,389,517 square feet
Tenant’s Pro Rata Share of Building 5	28.81%
Tenant’s Pro Rata Share of Building 3	11.67%
Tenant’s Pro Rata Share of North Campus	6.27%
Tenant’s Pro Rata Share of Project	4.36%

*Note:  The changes to Rentable Area for the Building 5 FL-1 Premises and the Building 5 FL-2 Premises set forth above shall take effect upon June 1, 2024, for all purposes under the Lease.

8.Tenant Improvements.  Landlord shall cause the work (the “Tenant Improvements”) described on Exhibit C attached hereto (the “Work Letter”) to be constructed in the Premises pursuant to the Work Letter at a cost to Landlord not to exceed $1,817,250.00 (based upon $30.00 per square foot of Rentable Area (as defined below) of the Building 5 FL-1 Premises, the Building 5 FL-2 Premises and the Building 3 Premises) (the “TI Allowance”).
8.1TI Allowance.  The TI Allowance may be applied to the costs of (a) construction, (b) project management by Landlord (which fee shall equal 3% of the hard costs of construction of the Tenant Improvements, including the TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures.  In no event shall the TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any Default by Tenant of its obligations under the Lease or (z) costs that are recovered by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).  Landlord shall not have any obligation to fund any unused portion of the TI Allowance after the date that is fifteen (15) months after the Building 3 Premises Term Commencement Date (such date, the “TI Deadline”), after which date Landlord’s obligation to fund any such costs shall expire.  In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

8.2Construction.  Tenant expressly acknowledges and agrees that Landlord shall be constructing the Tenant Improvements in the Premises during Tenant’s occupancy of the Premises for the Permitted Use.  Tenant shall permit Landlord to enter the Premises at all reasonable times after reasonable advance notice under the circumstances (including during business hours) to construct the Tenant Improvements, and Tenant shall otherwise reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the Tenant Improvements in a timely and efficient manner; provided, however, the time, manner and conditions of Landlord’s access to the Building 5 FL-1 Lab Premises for the purposes of the Building 5 FL-1 Lab Premises Tenant Improvements shall be subject to Tenant’s sole but good faith discretion and prior approval.  In constructing the Tenant Improvements, Landlord shall reasonably cooperate with Tenant so as to cause as little interference to Tenant as is reasonably possible; provided, however, notwithstanding anything to the contrary in the Lease, in no event shall Landlord’s construction of the Tenant Improvements in the Premises (a) cause Rent to abate under the Lease, (b) give rise to any claim by Tenant for damages or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant. Tenant acknowledges and agrees that, upon Landlord’s reasonable request, Tenant (not Landlord), at Tenant's sole cost and expense, shall be solely responsible for (aa) moving Tenant's property during Landlord's construction of the Tenant Improvements, (bb) moving Tenant's property back to its desired location after Landlord's completion of the Tenant Improvements and (cc) protecting any Tenant's property in the Premises during Landlord's construction of the Tenant Improvements.  In the event that Tenant fails to comply with any of its obligations under this Section and such failure continues after written notice thereof and causes Landlord to incur costs in excess of the Approved Budget with respect to the Tenant Improvements, Tenant shall pay to Landlord as Additional Rent the amount of any such additional costs within thirty (30) days of receiving an invoice from Landlord and supporting documentation therefor.  In addition, without limitation of anything contained in Section 28.1 of the Original Lease, Landlord shall not be liable for any damage to property, injury to persons, or damage to Tenant's business caused by the completion of the Tenant Improvements during the Term.
9.Option to Extend.  Tenant shall have one (1) option to extend the Term of the Lease pursuant to the terms, conditions and provisions of Exhibit D attached hereto.
10.ROFO.  Tenant shall have a right of first offer pursuant to the terms, conditions and provisions of Exhibit E attached hereto.
11.Building Top Sign (Building 5). Subject to the terms, conditions and provisions of this Article 11, Tenant shall be entitled to install, at its sole cost and expense, one (I) building top sign on the exterior facade of Building 5 in a location to be reasonably designated by Landlord (the "Building Top Sign").
11.1	The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Building Top Sign on Building 5 (collectively, the "Signage Specifications"), shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, and shall otherwise comply with Landlord's signage program for the Project. In addition, the Building Top Sign and all Signage Specifications shall be subject to Tenant's receipt of all required permits and approvals required by any Governmental Authorities and any associations having jurisdiction over the Premises, and shall otherwise be subject to a11 Applicable Laws and the CC&Rs. In the event Tenant does not receive the necessary permits and approvals for the Building Top Sign, Tenant's and Landlord's rights and obligations under the remaining provisions of the Lease shall not be affected.

11.2	All costs associated with the Building Top Sign, including (without limitation) costs of installation, design, construction, permits, maintenance and repair, shall be the sole responsibility of Tenant. Should the Building Top Sign require maintenance or repairs (as determined in Landlord's reasonable judgment), Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant's sole cost and expense, cause the Building Top Sign to be removed from Building 5 and shall cause exterior facade of Building 5 to be restored to the condition existing prior to the placement of the Building Top Sign. If Tenant fails to remove the Building Top Sign and to restore the exterior facade of Building 5 as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of the Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefore. The immediately preceding sentence shall survive the expiration or earlier termination of the Lease.

11.3	The rights to the Building Top Sign set forth in this Article 11 shall be personal to Protagonist Therapeutics, Inc., and may not be transferred to any other entity, whether such proposed transfer is separate and apart from the Lease or in connection with a Transfer of the Lease or the Premises. Should Protagonist Therapeutics, Inc. change its name, then the Building Top Sign may be modified, at Tenant's sole cost and expense, to reflect the new name, but only if the new name does not (i) relate to an entity that is of a character, reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Project or would otherwise reasonably offend an institutional landlord of a project comparable to the Project, taking into consideration the level and visibility of the Building Top Sign or (ii) cause Landlord to be in default under any lease or license with another tenant of the Project.

12.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Jones Lang LaSalle (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.  Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker, conditioned and contingent on the full execution and delivery of this Amendment and satisfaction of any other contingencies set forth in that separate agreement.  Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant, at Landlord’s sole cost and expense) and hold harmless Tenant for, from and against any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord in connection with this Amendment.
13.No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.  Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
14.Notices.  Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Protagonist Therapeutics, Inc.

7707 Gateway Boulevard, Suite 140

Newark, California 94560

Attn: Chief Financial Officer

Email:  [_____________]

Landlord confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Landlord pursuant to the Lease should be sent to:

BMR-Pacific Research Center LP

4570 Executive Drive, Suite 400

San Diego, California  92121

Attn:  Legal Department

Email:  legalreview@biomedrealty.com

15.Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
16.Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting; provided, however, notwithstanding anything in the Existing Lease to the contrary, Tenant shall have the right, without the receipt of Landlord's consent, but on prior written notice to Landlord, to license (each, a “License”) up to an aggregate of fifteen percent (15%) of the Rentable Area of the Premises to individuals or entities (each, a "Business Affiliate"), in each case subject to the following terms, conditions and provisions: (i) Tenant shall have a direct contractual business relationship with such Business Affiliate relating to a primary business of Tenant conducted in the Premises (other than such Business Affiliate's use of the Premises pursuant to the License); (ii) such Business Affiliate shall be of a

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character and reputation consistent with the quality of the Building; (iii) such License shall clearly specify that it is only a contract right and that such Business Affiliate is not a subtenant and has no interest in the Premises; (iv) such Business Affiliate's use of the Premises shall be consistent with the Permitted Use; (v) such License shall be for a term that concludes before the expiration or earlier termination of the Lease; (vi) such License shall not require Landlord to recognize or to agree to not disturb any licensee or other occupant of Tenant during the continuance of any Default; and (vii) no demising walls or separate entrances shall be constructed in the Premises to accommodate any such License.  No such License shall relieve Tenant from any liability under this Lease.
17.Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
18.Authority.  Landlord and Tenant each guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.  Landlord hereby warrants and represents that, as and to the extent required and applicable, Landlord has secured the consent to this Amendment from any lender holding a mortgage, deed of trust or lease encumbering the Building.
19.Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-PACIFIC RESEARCH CENTER LP,

a Delaware limited partnership

By: /s/ Dawn Saunders

Name: Dawn Saunders

Title: Vice President, Legal

TENANT:

PROTAGONIST THERAPEUTICS, INC.,

a Delaware corporation

By:/s/ Dinesh V Patel

Name: Dinesh V Patel, PhD

Title: President & CEO

EXHIBIT A-1

BUILDING 5 FL-1 LAB PREMISES

= Building 5 FL-1 Lab Premises

EXHIBIT A-2

BUILDING 5 FL-1 OFFICE PREMISES

= Building 5 FL-1 Office Premises

EXHIBIT A-3

BUILDING 5 FL-2 PREMISES

= Building 5 FL-2 Premises

EXHIBIT A-4

BUILDING 7 PREMISES

= Building 7 Premises

EXHIBIT A-5

BUILDING 3 PREMISES

= Building 3 Premises

EXHIBIT B

ACKNOWLEDGEMENT

This acknowledgement is entered into as of [_______], 20[__], with reference to that certain Third Amendment to Lease (the “Amendment”) dated as of [_______], 20[__], by PROTAGONIST THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”).  All capitalized terms used herein without definition shall have the meanings ascribed to them in the Amendment.

Landlord and Tenant hereby confirm the following:

1.	Tenant accepted possession of the Building 3 Premises for use in accordance with the Permitted Use on [_______], 20[__]. Tenant first occupied the Building 3 Premises for the Permitted Use on [_______], 20[__].
2.	The Building 3 Tenant Improvements are Substantially Complete.
3.	In accordance with the provisions of the Amendment, the Building 3 Premises Term Commencement Date is [_______], 20[__], and the Building 3 Premises Term Expiration Date is [______], 20[__].

IN WITNESS WHEREOF, Tenant and Landlord have executed this Acknowledgment as of the date first written above.

TENANT:

PROTAGONIST THERAPEUTICS, INC.,

a Delaware corporation

By:

Name:

Title:

LANDLORD:

BMR-PACIFIC RESEARCH CENTER LP,

a Delaware limited partnership

By:

Name:

Title:

EXHIBIT C

WORK LETTER

1.General Requirements.
1.1.Authorized Representatives.
(a)Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Chris Burrus (email: Chris.Burrus@biomedrealty.com) as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease.  Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative.  Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.
(b)Tenant designates Carena Spivey (email: c.spivey@ptgx-inc.com) (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative.  Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.
1.2.Schedule.  The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Landlord and reasonably approved in writing by Tenant (the “Schedule”).  The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Work Letter.
1.3.Landlord’s Architects, Contractors and Consultants.  The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Landlord.  As of the date of this Amendment, the initial architect (if any) is DGA, and the general contractor is Landmark.  In the event that Landlord elects to change the architect or general contractor, it shall notify Tenant of such change.
2.Excess TI Costs.  All Tenant Improvements shall be performed by Landlord’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance) and in substantial accordance with the Approved Plans (as defined below), this Amendment and this Work Letter.  To the extent that the total projected cost of the Tenant Improvements (as set forth in the Approved Budget) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall advance to Landlord any Excess TI Costs within ten (10) days after approval of the Approved Budget, but in any case before Landlord commences the Tenant Improvements.  If Landlord is delayed in commencing the Tenant Improvements solely due to Tenant’s failure to timely pay the Excess TI Costs to Landlord, Landlord shall be entitled to a day-for-day extension to achieve Substantial Completion of the Tenant Improvements for the period of such delay.  If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant to Landlord, Landlord shall return such excess to Tenant after Landlord has completed the final accounting for the Tenant Improvements.  If the cost of the Tenant Improvements (as projected by Landlord) is expected to exceed the Approved Budget, then Landlord shall notify Tenant and Tenant and Landlord shall thereafter meet and confer in good faith to reach agreement on the amount of such excess and thereafter Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs.  If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in Section 31 of the Original Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent.  All material and equipment furnished by Landlord or its contractors as the Tenant Improvements shall be new or “like new,” and the Tenant Improvements shall be performed in a first-class, workmanlike manner and in accordance with Applicable Laws.
3.Tenant Improvements.  The term “Tenant Improvements,” as used in this Amendment, shall mean and refer to all work described in this Work Letter, including the Building 5 FL-1 Lab Premises Tenant Improvements, the Building 5 FL-1 Office Premises Tenant Improvements, the Building 5 FL-2 Premises Tenant Improvements and the Building 3 Premises Tenant Improvements (as such terms are defined below).  The term “Approved Plans” as it relates generally to the Tenant Improvements shall mean the Approved Plans described in this Section 3.  Landlord shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with this Work Letter and (c) in accordance with the requirements of Landlord’s insurance carriers, and the requirements of Tenant’s insurance carriers (to the extent Tenant provides its insurance carriers’ requirements to Landlord).

3.1.The term “Building 5 FL-1 Lab Premises Tenant Improvements” shall mean and refer to the portion of the Tenant Improvements to be completed in the Building 5 FL-1 Lab Premises only.  The term “Approved Plans,” as it relates to the Building 5 FL-1 Lab Premises Tenant Improvements, shall mean and refer to the plans and specifications attached to this Work Letter as Schedule 1 (the “Building 5 FL-1 Lab Premises Approved Plans”).  The term “Substantial Completion” or “Substantially Complete,” as it relates to the Building 5 FL-1 Lab Premises Tenant Improvements, means that the Building 5 FL-1 Lab Premises Tenant Improvements are substantially complete in accordance with the Building 5 FL-1 Lab Premises Approved Plans, except for punch list items, which will be conclusively established by delivery of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, or a substantially similar form, executed by the project architect and the general contractor.

3.2.The term “Building 5 FL-1 Office Premises Tenant Improvements” shall mean and refer to the portion of the Tenant Improvements to be completed in the Building 5 FL-1 Office Premises only.  The term “Approved Plans,” as it relates to the Building 5 FL-1 Office Premises Tenant Improvements, shall mean and refer to the plans and specifications attached to this Work Letter as Schedule 2 (the “Building 5 FL-1 Office Premises Approved Plans”).  The term “Substantial Completion” or “Substantially Complete” as it relates to the Building 5 FL-1 Office Premises Tenant Improvements, means that the Building 5 FL-1 Office Premises Tenant Improvements are substantially complete in accordance with the Building 5 FL-1 Office Premises Approved Plans, except for punch list items, which will be conclusively established by delivery of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, or a substantially similar form, executed by the project architect and the general contractor.

3.3.The term “Building 5 FL-2 Premises Tenant Improvements” shall mean and refer to the portion of the Tenant Improvements to be completed in the Building 5 FL-2 Premises only.  The term “Approved Plans,” as it relates to the Building 5 FL-2 Premises Tenant Improvements, shall mean and refer to the plans and specifications attached to this Work Letter as Schedule 3 (the “Building 5 FL-2 Premises Approved Plans”).  The term “Substantial Completion” or “Substantially Complete” as it relates to the Building 5 FL-2 Premises Tenant Improvements, means that the Building 5 FL-2 Premises Tenant Improvements are substantially complete in accordance with the Building 5 FL-2 Premises Approved Plans, except for punch list items, which will be conclusively established by delivery of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, or a substantially similar form, executed by the project architect and the general contractor.

3.4.The term “Building 3 Premises Tenant Improvements” shall mean and refer to the portion of the Tenant Improvements to be completed in the Building 3 Premises only.  The term “Approved Plans,” as it relates to the Building 3 Premises Tenant Improvements, shall mean and refer to the plans and specifications attached to this Work Letter as Schedule 4 (the “Building 3 Premises Approved Plans”).  The term “Substantial Completion” or “Substantially Complete” as it relates to the Building 3 Premises Tenant Improvements, means that the Building 3 Premises Tenant Improvements are substantially complete in accordance with the Building 3 Premises Approved Plans, except for punch list items, which will be conclusively established by delivery of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, or a substantially similar form, executed by the project architect and the general contractor.

4.Changes to the Tenant Improvements.  Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 4 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a)Change Request.  Either Landlord or Tenant may request Changes after Tenant approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans, Approved Budget and the Schedule, as applicable, necessitated by the Change.  If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change.  Change Requests shall be signed by the requesting party’s Authorized Representative.
(b)Approval of Changes.  All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request.  The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party if such Change is not objected to within two (2) business days after delivery of a second written notice indicating that non-response shall be deemed approval of such Change Request.

5.Requests for Consent.  Except as otherwise provided in this Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Work Letter within five (5) business days following Tenant’s receipt of such request.  Tenant’s failure to respond within such five (5) business-day period shall be deemed approval by Tenant if such request is not objected to within two (2) business days after delivery of a second written notice indicating that non-response shall be deemed approval of such request.

6.TI Allowance.

6.1Application of TI Allowance.  Landlord shall contribute the TI Allowance and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with this Amendment.  If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements on or before the TI Deadline, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance.

6.2Approval of Budget for the Tenant Improvements.  Notwithstanding anything to the contrary set forth elsewhere in this Work Letter, this Amendment or the Lease, Landlord shall not be permitted or have any obligation to expend any portion of the TI Allowance or proceed with the Tenant Improvements, and Tenant shall not be obligated for the payment of any costs or expenses with respect to the Tenant Improvements, until Landlord and Tenant shall have each approved in writing the budget for the Tenant Improvements (the “Approved Budget”), such approval not to be unreasonably withheld, conditioned or delayed.  Tenant shall promptly reimburse Landlord for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance to the extent not already paid by Tenant to Landlord as part of Excess TI Costs.

7.Punch List.  Upon Substantial Completion of the Tenant Improvements, Landlord shall invite Tenant to jointly prepare a punch list with Landlord, and upon any such invitation, Tenant and Landlord shall jointly inspect the Tenant Improvements at a time designated by Landlord and prepare a list of punch list items with respect thereto, provided that no punch list item shall be deemed to delay or affect the occurrence of Substantial Completion.  Landlord will use commercially reasonable diligence to promptly close out all punch list items and finalize construction and Tenant will reasonably cooperate with Landlord to provide access to the Premises at reasonable times and reasonable advance notice in connection therewith.

8.Warranties.  To the extent assignable, Landlord will assign to Tenant all warranties obtained by Landlord in connection with the Tenant Improvements; provided, however, that, notwithstanding any such assignment, Landlord shall also retain the right to enforce such warranties against the applicable contractor, at Landlord’s sole option.

SCHEDULE 1

BUILDING 5 FL-1 LAB PREMISES APPROVED PLANS

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1EB

SCHEDULE 2

BUILDING 5 FL-1 OFFICE PREMISES APPROVED PLANS

PROTAGONIST 85
02.28.2024
LEVEL 1 OPTION 3
SCALE 1/16"=1'-0"

LEGEND

- NOT IN SCOPE
- BUILDING SUPPORT
- LOBBY / RECEPTION
- CONFERENCE
- COLLABORATION
- BREAK ROOM
- OFFICE
- OFFICE SUPPORT

DGA

SCHEDULE 3

BUILDING 5 FL-2 PREMISES APPROVED PLANS

Fire Extinguishers =
Safety Shower =
Lab VCT Replacement area. Owner to protect or remove sensitive lab equipment.
6,986.02 sf
Alt #4 Carpet & Base Replacement area

SCHEDULE 4

BUILDING 3 PREMISES APPROVED PLANS

EXHIBIT D

OPTION TO EXTEND

1.Option to Extend Term
.  Tenant shall have one (1) option (the “Option”) to extend the Term by sixty (60) months as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions.  Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as the Lease, except as follows:
42.1.Base Rent during the Option term shall equal the then-current fair market value for comparable office and laboratory space in the Newark, California, submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and shall be further increased on each annual anniversary of the Option term commencement date by a percentage determined as part of FMV.  For the avoidance of doubt, comparables of sublease rent shall not be considered in Landlord’s determination of FMV.  Tenant may, no earlier than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term.  Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV.  If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV.  If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project.  In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows:  a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Newark, California laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Newark, California submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto.  Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV.  The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence.  The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV.  The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant.  The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term.  If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term.  After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to the Lease specifying the amount of Base Rent to be paid during the Option term.  Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.
42.2.The Option is not assignable separate and apart from the Lease.

42.3.The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least nine (9) months prior to the end of the expiration of the then-current Term (the “Exercise Date”); provided, however, if Landlord fails to deliver to Tenant the initial determination of FMV on or before the expiration of the fifteen (15) day period set forth in Section 1.1 above, then the Exercise Date shall be extended by one (1) day for each day after the expiration of such fifteen (15) day period that Landlord fails to deliver to Tenant the initial determination of FMV.  Time shall be of the essence as to Tenant’s exercise of the Option.  Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option.  Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.
42.4.Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:
(a)During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in monetary or material non-monetary default under any provisions of the Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or
(b)At any time after any monetary or material non-monetary Default as described in Article 31 of the Original Lease and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or
(c)In the event that Tenant has defaulted in the performance of its monetary or material non-monetary obligations under the Lease two (2) or more times during the six (6)-month period immediately prior to the date that Tenant intends to exercise the Option and Landlord has delivered written notice of such defaults, whether or not Tenant has cured such defaults.

The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 1.4.

1.5All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a material default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Lease two (2) or more times and a service or late charge under Section 31.1 of the Original Lease has become payable for any such default, whether or not Tenant has cured such defaults.

EXHIBIT E

RIGHT OF FIRST OFFER

1.Right of First Offer.  Subject to any other parties’ pre-existing rights with respect to the ROFO Premises (as defined below), Tenant shall have the ongoing right of first offer (“ROFO”) as to (a) any rentable premises on the second (2nd) floor of Building 5 that is adjacent to the Building 5 FL-2 Premises, and (b) any rentable premises on the first (1st) floor of Building 3 that is adjacent  to the Building 3 Premises (each of (a) and (b), a “ROFO Premises,” and, collectively, the “ROFO Premises”), subject to the terms, conditions and provisions of this Exhibit E.  In the event Landlord is seeking a tenant for, and intends to market, or receives an offer for, a ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”), which notice shall specify the particular ROFO Premises that Landlord is marketing (which may include additional space outside of the ROFO Premises) and the terms upon which Landlord intends to market or lease such ROFO Premises.  The space described in the Notice of Marketing shall be referred to herein as the “Available ROFO Premises.” To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant, the affected space shall not be deemed to be ROFO Premises or subject to the terms of this Exhibit E.

1.1Within ten (10) days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises on the terms set forth in the Notice of Marketing.  If Tenant fails to notify Landlord of Tenant’s election within such ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

1.2If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises on the terms set forth in the Notice of Marketing, then Landlord shall lease the Available ROFO Premises to Tenant upon the terms and conditions set forth in the Notice of Marketing.

1.3If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, or (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above, then Landlord shall have the right to consummate a lease of the Available ROFO Premises with any other party on any terms that Landlord desires; provided, however, in the event Landlord desires to lease the Available ROFO Premises to another party at a Net Effective Rental Rate (as defined below) that is less than ninety-five percent (95%) of the Net Effective Rental Rate set forth in Notice of Marketing, Landlord will be obligated to offer the Available ROFO Premises to Tenant on such revised terms (the “Revised Terms”) and Tenant will have three (3) business days after receipt of the Revised Terms to respond to Landlord in writing whether Tenant elects to lease the Available ROFO Premises on the Revised Terms.  If Tenant timely elects to lease the Available ROFO Premises on the Revised Terms, then Landlord shall lease the Available ROFO Premises to Tenant upon the terms and conditions set forth in the Revised Terms.  The term “Net Effective Rental Rate” shall mean the Base Rent rate per square foot of Rentable Area, as adjusted to reflect the value of any Base Rent abatement (amortized on a straight line basis over the life of the applicable term).

1.4Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO during such period of time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in monetary or material non-monetary default under any provision of the Lease.  Any attempted exercise of the ROFO during a period of time in which Tenant is so in monetary or material non-

monetary default following Landlord’s written notice to Tenant that Tenant is in monetary or material non-monetary default shall be void and of no effect.  In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of monetary or material non-monetary default under the Lease, whether or not the defaults are cured, during the six (6) month period prior to the date on which Tenant seeks to exercise the ROFO.

1.5Notwithstanding anything in the Lease to the contrary, (a) Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion, and (b) the ROFO and all of the rights granted to Tenant under this Exhibit E shall be personal to Protagonist Therapeutics, Inc., and may not be exercised by a subtenant of all or any portion of the Premises or by an assignee of the Lease (other than by an assignee of the Lease that is a Tenant’s Affiliate pursuant to an Exempt Transfer).

1.6If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

1.7The ROFO and all of Tenant’s rights and Landlord’s obligations under this Exhibit E shall expire on the date that is sixty-five (65) months after the Building 3 Premises Term Commencement Date, and shall thereafter be of no further force or effect.